EXHIBIT 99.2

At MedicalCV, Inc.:
Jack Jungbauer
Chief Financial Officer
(651) 452-3000
www.medcvinc.com

FOR IMMEDIATE RELEASE

MedicalCV, Inc. Files 510(k) for its New Atrilaze™ Soft Tissue Ablation System

Company’s Long-Term Goal Is To Treat Atrial Fibrillation With Laser System

MINNEAPOLIS, March 22, 2004—MedicalCV, Inc. (OTCBB: MDCVU), a Minnesota-based cardiothoracic surgery device manufacturer, today announced that it has filed a 510(k) application with the U.S. Food and Drug Administration for approval to market its newest product, the Atrilaze™ Soft Tissue Ablation System.  The laser device will be used to ablate or cause scarring of soft tissue, to include cardiac tissue, with the long-term goal of treating atrial fibrillation.

“The filing of our 510(k) reflects our strategy of providing front-end solutions that reduce the incidence and severity of congestive heart failure,” said Blair P. Mowery, MedicalCV’s president and chief executive officer. “We believe that our laser-based system represents the best long-term solution for open chest procedures to treat atrial fibrillation, and enables development of a less invasive approach.”

Atrial fibrillation is the most common irregular heart rhythm condition among the U.S. population and is a significant, worldwide healthcare challenge.  As the population ages and additional technology is developed, this market is expected to grow to more than $250 million annually for open chest procedures and over $1 billion for minimally invasive procedures by 2008.

The company also noted two corrections in its quarterly earnings release dated March 17, 2004.  The $194,350 reduction in net sales was for the period ended July 31, 2003.  The release read July 31, 2004.  The term “million” in stating sales for fiscal year 2003 needs to be deleted.  The numbers stated are already expressed in total dollars.

The company is also filing today its 10-QSB for the quarter ended January 31, 2004, along with the amended 10-QSBs for the quarters ended July 31, 2003, and October 31, 2003, and the amended Form 10-KSB for the fiscal year ended April 30, 2003.  Included in these amendments is a restatement of financial information for the three-month period ended July 31, 2002, to change the classification of income from inventories returned from two former international distributors, which had previously been reported as a reduction of cost of goods sold, rather than as a reduction of general and administrative expenses.  The effect of this change in classification is to increase cost of goods sold, decrease gross profit and decrease general and administrative expenses by $92,000 for the three-month period ended July 31, 2002.

This change in classification will have no effect on the company’s balance sheet or previously reported operating losses, net losses or net loss per share.

About MedicalCV

Our company is a Minnesota-based cardiothoracic surgery device manufacturer that launched its Omnicarbon® heart valve in the United States in early 2002. Led by a new management team, we are focused on building a worldwide market in mechanical heart valves and other innovative products for the cardiothoracic surgical suite. Our Omnicarbon heart valve has an established market position in a number of key regions of Europe, South Asia, the Middle East, and the Far East. Although international markets will continue to play an important role in our results, the U.S. market offers tremendous growth potential for the Omnicarbon valve. In fiscal year 2003, we entered into an agreement with Segmed, Inc., to commercialize an annuloplasty product known as the Northrup Universal Heart Valve Repair System™.  In addition we also acquired a technology platform for the treatment of atrial fibrillation (AF) from LightWave Ablation Systems, Inc., a private research-based corporation focused on new devices for the treatment of cardiovascular diseases.  We have a fully integrated manufacturing facility, where we design, test and manufacture our products. Our securities are traded on the OTC Bulletin Board under the symbol “MDCVU.”

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to the expectations regarding our laser-based system to treat atrial fibrillation, the expected growth of the market for such treatments, and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: our ability to fund our significant capital needs; market acceptance in the U.S. of our cardiothoracic surgery devices; potential reductions in pricing by our competitors; the costs of licensing and acquiring new products and technologies; the time and costs involved in obtaining regulatory clearance for our cardiothoracic surgery devices; competing technological and market developments; physician acceptance of our cardiothoracic surgery devices; dependence upon governmental reimbursements and third party suppliers; and the strength of the market.  for cardiothoracic surgery devices.  For more detailed information about these risks and uncertainties, please review our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2003.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond our control. We assume no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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